Phase 1 Pharmacokinetic Study of a Once-Daily Formulation of TNX-601 CR* (Tianeptine Oxalate Controlled-Release) Tablets

Gregory M Sullivan[a1], Siobhan Fogarty[1], Regina Kiu[1], Bernd Meibohm[2], Seth Lederman[1]

[1]Tonix Pharmaceuticals Inc, [2]University of Tennessee Health Sciences Center

*TNX-601 CR is an investigational drug and has not been approved for any indication
[a] Presenter

INTRODUCTION

Tianeptine is an atypical antidepressant with a novel mechanism of action that has been marketed since the late 1980's for the treatment of major depressive disorder (MDD) in Europe, Asia and Latin America, yet has not been available in the United Kingdom or North America. Most clinical studies of tianeptine in depression have compared its efficacy with other classes of antidepressants, in particular the selective serotonin reuptake inhibitors (SSRIs) and tricyclic antidepressants (TCAs), and tianeptine has been shown to have comparable efficacy to these classes and better tolerability. Moreover, tianeptine has been shown to exhibit prominent anxiolytic effects in depression studies, and there is preliminary evidence suggesting therapeutic effects in posttraumatic stress disorder (PTSD), including combat PTSD, which is considered less treatment responsive.

Tianeptine's precise mechanism of antidepressant effect has been elusive, as it does not have affinity for traditional central nervous system receptors or transporters associated with antidepressant efficacy. Yet an abundance of pre-clinical evidence points to indirect inhibitory modulation of glutamatergic receptor activity, via AMPA and NMDA receptors, and release of BDNF, which results in adaptive neural plasticity.[1] Tianeptine demonstrates unique neuroprotective properties in the rodent model, inhibiting pathological stress-induced changes in glutamatergic transmission in hippocampus and amygdala, opposing the effects of chronic stress on brain structures and neuroplasticity. Relatively recent work also demonstrated tianeptine weakly binds to the human μ-opioid receptor (hMOR) with $K_{i\ Human}$ of 383 ± 183 nM, with agonist activity at MOR shown for both G protein and cAMP inhibition.[2] It was reported that the acute and chronic antidepressant-like effects of tianeptine in mice require MOR.[3] In the murine model at relatively high dose (30 mg/kg), it also produced opiate-like behavioral effects such as analgesia and reward, yet demonstrated no evidence of tolerance or withdrawal. Its primary metabolite MC5, which is active and has a longer elimination half-life, produced behavioral effects comparable with tianeptine in the murine model. It is not clear whether tianeptine's relatively weak MOR agonism is relevant to its antidepressant mechanism at the typical dosage of 37.5 mg/d for tianeptine sodium. Yet, the MOR activity is likely relevant to tianeptine's abuse potential at supratherapeutic oral dosages between one to two orders of magnitude higher, consistent with case reports of abuse at very high doses.

The marketed form of tianeptine is amorphous tianeptine sodium 12.5 mg (Stablon®), which is taken three-times daily in depression. We have identified a new oxalate crystalline salt of tianeptine with improved pharmaceutical properties for development in the US. In the present Phase 1 study of tianeptine oxalate, we compared the pharmacokinetics (PK) and safety of immediate-release (IR) tianeptine oxalate 13.1 mg (TNX-601) to tianeptine sodium 12.5 mg (which both contain 11.9 mg of tianeptine), and to several novel controlled-release (CR) formulations of the oxalate salt. Of these CR formulations, here we highlight the PK in fasted and fed states of TNX-601 CR 39.4 mg, the formulation selected for development as a once-daily treatment for the indications of MDD, PTSD, and neurocognitive dysfunction secondary to corticosteroids.

METHODS

Study TNX-TI-P101 was a single center, open-label, non-randomized, 6 sequential period study designed to investigate the PK and relative bioavailability of TNX-601 IR and prototype modified release (MR) tablets in healthy male and female subjects. The study enrolled 12 healthy adult subjects to receive single oral doses of investigational product (IP) sequentially in 6 treatment periods. Subjects screened for inclusion up to 28 days before Day 1 of Period 1. Each period followed the same study design (**Figure 1**).

Subjects were confined to a clinical unit the evening prior to dosing (Day -1) and remained on site until 48 hours post-dose.

Figure 1. Study Sequence


Screening
Day -28 to Day -2
Admission
Day -1
Dose
Day 1
Discharge
Day 3
Follow-Up Call
7 to 10 days post
final dose
Sequence followed for
Periods 1 to 6

In each period, subjects received a single dose of one of the following treatment regimens, with a minimum washout period of 7 days between each period:

Table 1. Investigational Product Administration

Period	Regimen	N	Investigational Product, Dose and Fasted/Fed State
1	A	12	1 × Stablon 12.5 mg coated tablet (reference) in the fasted state (11.9 mg tianeptine)
2	B	12	1 × TNX-601 IR Tablet 13.1 mg in the fasted state (11.9 mg tianeptine)
3	C	12	1 × TNX-601 P1 MR Tablet 39.4 mg in the fasted state (35.7 mg tianeptine)
4	D	12	1 x TNX-601 P2 MR Tablet 39.4 mg in the fasted state (35.7 mg tianeptine)
5	E	12	1 x TNX-601 P1 MR Tablet 39.4 mg in the fed state (high fat; 35.7 mg tianeptine)
6	F*	6	1 x TNX-601 P3 MR Tablet 50 mg in the fed state (high fat; 45.4 mg tianeptine)
6	F*	6	1 x TNX-601 P3 MR Tablet 50 mg in the fasted state (45.4 mg tianeptine)

* Regimen F was a split cohort with 6 subjects dosed in the fed state (after a high-fat/high calorie breakfast) and 6 subjects dosed in the fasted state.

This study was designed to assess the PK performance of matrix MR tablet formulation prototypes. The matrix prototypes had a 2-dimensional design space with flexibility to CR rate via changing a polymer content/composition and dose, in response to emerging clinical PK data, to allow optimization of the MR formulation. The relative bioavailability of an IR TNX-601 formulation was also assessed and compared to Stablon. The effect of food on the PK of plasma tianeptine and the MC5 metabolite following selected TNX-601 CR prototype was explored by comparing Regimens C and E (data from an alternate MR formulation evaluated for food effect in Regimen F is not shown).

Quotient Sciences, Nottingham, UK was responsible for the manufacture of the IR and prototype MR formulations according to Good Manufacturing Practice (GMP) in Quotient Sciences' MHRA-licensed facility. Reference product Stablon was acquisitioned by Quotient. Plasma concentrations of tianeptine and MC5 were determined using validated analytical methods at LGC Ltd, Fordham, Cambridgeshire, UK. Lower limit of quantification was 2 ng/mL for tianeptine and 1 ng/mL for MC5.

MHRA approval was granted for the Clinical Trial Authorisation (CTA) application for this study.

The following PK parameters are displayed for tianeptine and active metabolite MC5:

AUC_{0-24}: Area under the curve from time 0 to 24 h post-dose; concentration
AUC_{0-inf}: Area under the curve from time 0 extrapolated to infinity
C_{max}: Maximum observed concentration
AUC_{extrap}: Percentage of AUC(0-inf) extrapolated beyond the last measurable concentration
T_{max}: Time of maximum observed concentration
$T_{1/2}$: Apparent elimination half-life
CL/F: Apparent total body clearance calculated after a single extravascular administration where F (fraction of dose bioavailable) is unknown (plasma tianeptine only)
Vz/F: Apparent volume of distribution based on the terminal phase calculated after a single extravascular administration where F (fraction of dose absorbed) is unknown (plasma tianeptine only)
F_{rel}: Relative bioavailability of TNX-601 IR tablet compared to Stablon and of TNX-601 CR tablet in fasted compared to fed state based on C_{max}, AUC_{0-last} and AUC_{0-inf}

Formal statistical analysis was performed on the PK parameters Cmax, AUC(0-last) and AUC(0-inf) for tianeptine and MC5 and were analyzed using mixed modelling techniques. The adjusted means including differences from the pairwise comparisons and their associated 90% confidence intervals (CIs) were obtained from the model. The adjusted geometric mean ratios and associated 90% CIs are presented together with the p-value from the pairwise comparisons. For all PK parameters presented in the tables, the arithmetic means are displayed.

The safety analysis population included all subjects who received at least 1 dose of IP. Safety was assessed by adverse events (AEs), Columbia Suicide Severity Rating Scale (C-SSRS), physical exams, vital signs, electrocardiograms (ECG) and laboratory parameters.

RESULTS

Pharmacokinetic Results: PK results for plasma tianeptine and metabolite MC5 are presented for TNX-601 IR 13.1 mg in comparison with reference product Stablon 12.5 mg in **Table 2** and **Figure 2**, both dosed in a fasted state. For AUC_{0-last} and AUC_{0-inf}, TNX-601 13.1 mg had significantly greater relative bioavailability than Stablon, and it also had a 16% longer half-life. The inter-subject variability associated with tianeptine and MC5 exposure was not changed between the salt forms.

Table 2. PK Parameters of Plasma Tianeptine & MC5 with Stablon and TNX-601

	Regimen A Stablon 12.5 mg N=11	Regimen B TNX-601 13.1 mg N=12	Regimen A Stablon 12.5 mg N=11	Regimen B TNX-601 13.1 mg N=12
Parameter (Mean)	Tianeptine		Metabolite MC5	
AUC_{0-24} (h*ng/mL)	921	976	524	595
AUC_{0-last} (h*ng/mL)	910	967	624	718
F_{rel} AUC_{0-last} (%)	105.18 [101.47, 109.02], p=0.029		112.08 [106.98, 117.43], p=0.001	
AUC_{0-inf} (h*ng/mL)	928	987	648	751
F_{rel} AUC_{0-inf} (%)	105.36 [101.46, 109.42], p=0.031		112.98 [107.87, 118.34], p<0.001	
C_{max} (ng/mL)	241	248	53.6	58.4
F_{rel} C_{max} (%)	102.07 [95.05, 109.61], p=0.61		104.67 [97.16, 112.77], p=0.29	
AUC_{extrap} (%)	2.03	2.16	3.89	4.43
T_{max} (h)	1.59	1.18	3.18	3.08
$T_{1/2}$ (h)	3.26	3.77	9.54	10.12
CL/F (mL/min)	233	216	*ND	*ND
Vz/F (L)	63.3	74.8	*ND	*ND

*ND = not done

PK results for plasma tianeptine and metabolite MC5 are presented for TNX-601 CR 39.4 mg, comparing fasted and fed states, in **Table 3** and **Figure 3**. The C_{max} was significantly greater in the fed state for both tianeptine and MC5, by 41% and 32%, respectively. And the relative bioavailability was reduced by 11% in the fed state. The $T_{1/2}$ for TNX-601 CR 39.4 mg was reduced by about 27%.

Figure 2. Mean (±SD) Tianeptine and MC5 Concentrations for Stablon and TNX-601


Mean Tianeptine Concentration from Stablon 12.5 mg (fasted)
Mean Tianeptine Concentration from TNX-601 IR 13.1 mg (fasted)
Mean MC5 Concentration from Stablon 12.5 mg (fasted)
Mean MC5 Concentration from TNX-601 IR 13.1 mg (fasted)
Concentration (ng/mL) ± SD

Figure 3. Mean (±SD) Tianeptine and MC5 Concentrations for TNX-601 CR in Fasted and Fed States


Mean Tianeptine Concentration from TNX-601 CR 39.4 mg (fasted)
Mean Tianeptine Concentration from TNX-601 CR 39.4 mg (fed)
Mean MC5 Concentration from TNX-601 CR 39.4 mg (fasted)
Mean MC5 Concentration from TNX-601 CR 39.4 mg (fed)
Concentration (ng/mL) ± SD

Table 3. PK Parameters of Plasma Tianeptine & MC5 with TNX-601 CR in Fasted and Fed States

	Regimen C TNX-601 CR 39.4 mg (fasted) N=12	Regimen E TNX-601 CR 39.4 mg (fed) N=12	Regimen C TNX-601 CR 39.4 mg (fasted) N=12	Regimen E TNX-601 CR 39.4 mg (fed) N=12
Parameter (Mean)	Tianeptine		Metabolite MC5	
AUC_{0-24} (h*ng/mL)	2130	2030	1310	1350
AUC_{0-last} (h*ng/mL)	2380	2110	1860	1820
F_{rel} AUC_{0-last} (%)	89.22 [81.59, 97.56], p=0.043		97.02 [90.55, 103.96], p=0.45	
AUC_{0-inf} (h*ng/mL)	2430	2290	2130	1980
F_{rel} AUC_{0-inf} (%)	92.81 [84.63, 101.77], p=0.17		93.57 [86.25, 101.51], p=0.17	
C_{max} (ng/mL)	243	342	81.2	107
F_{rel} C_{max} (%)	139.70 [114.19, 170.91], p=0.013		134.19 [117.30, 153.51], p=0.002	
AUC_{extrap} (%)	2.35	1.79	8.66	7.04
T_{max} (h)	3.59	5.25	9.13	8.09
$T_{1/2}$ (h)	7.12	5.23	11.86	11.45
CL/F (mL/min)	262	273	*ND	*ND
Vz/F (L)	174	123	*ND	*ND

*ND = not done

Safety Results: Single doses of Stablon 12.5 mg fasted (reference), 13.1 mg TNX-601 IR fasted, 39.4 mg TNX-601 MR prototype 1 fasted, 39.4 mg TNX-601 MR prototype 2 fasted, 39.4 mg TNX-601 MR prototype 1 fed, 50 mg TNX-601 MR prototype 3 fed and 50 mg TNX-601 MR prototype 3 fasted were well tolerated in 12 healthy male (7) and female (5) subjects. Two subjects reported TEAEs assessed as possibly related to IP, namely headache and somnolence, while all other TEAEs were assessed as not related to IP. All TEAEs were mild in severity and all resolved by the end of the study. There were no significant laboratory, vital signs, ECG, C-SSRS or physical examination findings.

CONCLUSIONS

- Following single oral administration of TNX-601 13.1 mg IR tablet, although there was greater relative bioavailability of tianeptine and MC5 compared to single dose of Stablon 12.5 mg tablet, there was no clinically relevant difference in tianeptine relative bioavailability (C_{max}, AUC_{0-last} and AUC_{0-inf}), no change in MC5 C_{max} and <20% increase in MC5 AUC_{0-last} and AUC_{0-inf} compared to single dose Stablon 12.5 mg. Inter-subject variability associated with tianeptine and MC5 exposure was also unchanged after TNX-601 13.1 mg IR compared to Stablon.
- A single dose of TNX-601 CR 39.4 mg resulted in a similar tianeptine C_{max} and an AUC_{0-24} which was approximately 80% of that predicted following a single day of TID dosing of the Stablon 12.5 mg reference; while exposure to MC5 (C_{max} and AUC_{0-24}) was similar to that predicted following a single day of TID dosing of the Stablon 12.5 mg reference.
- Administration of TNX-601 CR 39.4 mg tablet with a high fat breakfast demonstrated a delay in absorption and an increase in tianeptine and MC5 C_{max} of approximately 34 to 39% compared to the same dose in the fasted state. There was no clinically relevant increase in overall exposure (AUC_{0-last} and AUC_{0-inf}) to tianeptine or MC5.
- A controlled-release formulation of tianeptine oxalate, TNX-601 CR 39.4 mg, was manufactured and tested, and demonstrated PK characteristics suitable for once-daily dosing which will be advanced to clinical testing in MDD, PTSD, and corticosteroid-induced cognitive dysfunction.

CITATIONS

1. McEwen BS, Chattarji S, Diamond DM, Jay TM, Reagan LP, Svenningsson P, Fuchs E. The neurobiological properties of tianeptine (Stablon): from monoamine hypothesis to glutamatergic modulation. Mol Psychiatry. 2010 Mar;15(3):237-49.

2. Gassaway MM, Rives ML, Kruegel AC, Javitch JA, Sames D. The atypical antidepressant and neurorestorative agent tianeptine is a μ-opioid receptor agonist. Transl Psychiatry. 2014 Jul 15;4(7):e411.

3. Samuels BA, Nautiyal KM, Kruegel AC, Levinstein MR, Magalong VM, Gassaway MM, Grinnell SG, Han J, Ansonoff MA, Pintar JE, Javitch JA, Sames D, Hen R. The Behavioral Effects of the Antidepressant Tianeptine Require the Mu-Opioid Receptor. Neuropsychopharmacology. 2017 Sep;42(10):2052-2063.

Presented at the American Society of Clinical Psychopharmacology (ASCP) 2020 Annual Meeting Virtual Conference, May 29-30, 2020; Virtual Poster Session Friday, May 29th, 12:30 PM-2:00 PM EDT